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                                                                 Exhibit (a)(10)

                            [MORROW & CO. LETTERHEAD]





March __, 2000

[Reorganization Department]
[Address]

Re:      Ansaldo Signal N.V.: Subsequent Offering Period

Ladies and Gentlemen:

This letter shall serve as a reminder that a new regulatory procedure is being followed with respect to the tender offer by Ansaldo Trasporti S.p.A. to acquire all of the outstanding common shares, NLG .01 per share (each a "Common Share"), of Ansaldo Signal N.V. ("ASNV") which closed on Monday, March 20, 2000 at 5:00 p.m. EST. Please be advised that ASNV is no longer subject to the reporting requirements of the Securities Exchange Act of 1934, as amended. In addition, effective as of the close of trading on March 21, 2000, the Common Shares were delisted from the Nasdaq National Market. Ansaldo Trasporti S.p.A. currently owns in excess of 99% of the outstanding Common Shares of ASNV.

Notwithstanding the foregoing, any Common Shares that are physically tendered prior to 5:00 p.m. EST on Tuesday April 18, 2000, the close of the subsequent offering period, will be promptly accepted and paid for by Ansaldo Trasporti S.p.A. at a price per share of $4.05. After 5:00 p.m. on April 18, 2000, no known market for such Common Shares will exist.

Accordingly, if you have customers who continue to hold such Common Shares and wish to take advantage of this brief opportunity, you should tender their Common Shares immediately. Note that the Common Shares will be paid for promptly after they are tendered, unlike in the initial offering period where payment is made after the close of the offer, and shareholders have no withdrawal rights during this subsequent offering period. Therefore, there is no advantage in waiting until the last minute to tender Common Shares on behalf of those customers who wish to sell. In fact, if you choose to wait until the end of the subsequent offering period, you will


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Ansaldo Signal N.V.
March __, 2000
Page 2

make it difficult for us to ensure that all shareholders have been notified of this brief opportunity.

Thank you in advance for your assistance with this matter. If you have any questions regarding the foregoing, please do not hesitate to contact either John Ferguson or John Grant at 212-754-8000.

Very truly yours,




MORROW & CO., INC.